Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE
Avnet, Inc. Reports Fourth Quarter Fiscal Year 2011 Results
Record Revenue and EPS; Strong Cash Flow
Announces $500 Million Share Repurchase
Phoenix, August 10, 2011 - Avnet, Inc. (NYSE:AVT) today announced results for the fourth quarter and fiscal year ended July 2, 2011.
Fiscal Year 2011 Results

	Fiscal Year Ended
	July 2,	July 3,
	2011	2010	Change
	$ in millions, except per share data
Sales	$26,534.4	$19,160.2	38.5%

GAAP Operating Income	$930.0	$635.6	46.3%
Adjusted Operating Income (1)	$1,007.2	$661.0	52.4%

GAAP Net Income	$669.1	$410.4	63.0%
Adjusted Net Income (1)	$666.6	$424.6	57.0%

GAAP Diluted EPS	$4.34	$2.68	61.9%
Adjusted Diluted EPS (1)	$4.32	$2.77	56.0%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.
•	Sales for the fiscal year ended July 2, 2011 increased 38.5% over the prior fiscal year to a record $26.5 billion; pro forma revenue (as defined later in this release) was up 17.1% year over year
•	Adjusted operating income increased 52.4% to over $1 billion and 3.8% of sales
•	Adjusted diluted earnings per share of $4.32 increased 56% year over year; GAAP diluted earnings per share were $4.34, up 61.9% year over year
Rick Hamada, Chief Executive Officer, commented, “We began our fiscal year with three significant value-creating acquisitions that expanded our global footprint in higher growth markets and increased our customer base and franchised supplier line card. These investments, combined with double-digit, year-over-year organic growth, added over $7 billion to our top-line. Adjusted operating income grew 1.4 times faster than revenue to over $1 billion, driven by operating leverage and acquisition synergies. As a result, return on capital employed (ROCE) improved 76 basis points year over year to 15.4%, which is within our target range of 14%-16% for the full fiscal year. Based on this record financial performance, our historical run rate of investments in acquisitions, our strong balance sheet and the current valuation of our stock, Avnet’s Board of Directors has determined that it is an appropriate time to authorize a $500 million share buyback program. As we begin fiscal 2012, we are comfortable that we have adequate liquidity to continue to grow shareholder value by investing in organic growth and value-creating M&A while opportunistically returning cash to shareholders through a buyback program.”

Q4 Fiscal 2011 Results

	Fourth Quarter Ended
	July 2,	July 3,
	2011	2010	Change
	$ in millions, except per share data
Sales	$6,912.1	$5,213.8	32.6%

GAAP Operating Income	$267.2	$217.1	23.1%
Adjusted Operating Income (1)	$270.9	$217.1	24.8%

GAAP Net Income	$238.8	$141.1	69.2%
Adjusted Net Income (1)	$189.4	$141.1	34.2%

GAAP Diluted EPS	$1.54	$0.92	67.4%
Adjusted Diluted EPS (1)	$1.22	$0.92	32.6%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.
•	Sales for the quarter ended July 2, 2011 increased 32.6% year over year, to a record $6.91 billion; pro forma revenue was up 13.5% year over year and 8.5% in constant currency
•	Adjusted operating income increased year over year and sequentially every quarter in fiscal 2011, and was up almost 25% year over year in the fourth quarter, to $270.9 million or 3.9% of sales
•
The effective tax rate for the fourth quarter was positively impacted by a net tax benefit of $52.7 million, or $0.34 per share on a diluted basis, primarily related to the release of valuation reserves on deferred tax assets as described later in this press release

•	Adjusted diluted earnings per share was $1.22 setting a record for the fifth consecutive quarter
•	ROCE was 15.6% and remained within our target range of 14% to 16% for the seventh consecutive quarter
Mr. Hamada, continued, “The Avnet team closed out the fiscal year with another quarter of record-breaking results. Revenue for the fourth quarter increased 32.6% year over year in reported dollars to a record $6.91 billion while pro forma revenue increased 13.5%. Gross profit margin increased sequentially for the second quarter in a row as we continue applying our value-based management (VBM) discipline to newly acquired businesses along with continued improvement in the western regions. This strong performance resulted in our fifth consecutive quarter of return on capital employed (ROCE) above 15% and our fifth consecutive quarter of record-breaking adjusted diluted earnings per share. While it appears that the global economic recovery may be slowing, the technology markets we serve continue to lead the recovery and we are vigilantly monitoring customer and supplier input as we enter the second half of the calendar year. As we begin fiscal 2012, we are committed to building on the momentum from fiscal 2011 as we move beyond the major integrations in fiscal 2011 and start to capitalize on the expanded profitable growth opportunities in both operating groups.”

Avnet Electronics Marketing Results

		Year-over-Year Growth Rates
	Q4 FY11	Reported	Pro forma
	Revenue	Revenue	Revenue (2)
	(in millions)
Total	$3,961.7	26.8%	11.8%
Excluding FX (1)		21.3%	7.0%
Americas	$1,317.9	33.2%	3.4%
EMEA	$1,329.0	27.8%	—
Excluding FX (1)		13.0%	—
Asia	$1,314.8	20.0%	6.9%

	Q4 FY11	Q4 FY10	Change
Operating Income	$232.2	$173.8	$58.3

Operating Income Margin	5.86%	5.56%	30 bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

(2)	Pro forma growth rates for EM EMEA are not presented as revenue comparisons to prior year were not impacted by acquisitions.
•	Record sales of $3.96 billion were up 26.8% year over year and up 21.3% in constant currency
•	Operating income margin increased 105 basis points to 5.5% for the full fiscal year and increased 30 basis points, year over year, to 5.9% for the fourth quarter
•	Full fiscal year operating income grew 1.8 times faster than sales to $832 million
•	Full fiscal year return on working capital (ROWC) increased 460 basis points and was above Avnet’s stated goal of 30%
Mr. Hamada added, “EM closed the fiscal year with a strong fourth quarter as gross profit margin, operating income margin and economic profit dollars increased both sequentially and year over year. Revenue grew 26.8% year over year to $3.96 billion, which represented the seventh consecutive quarter of double-digit growth. Pro forma revenue growth was 11.8% year over year with both EMEA and Asia, excluding Japan, delivering double-digit organic growth. As concerns over supply chain disruptions related to the national disasters in Japan have dissipated and lead times have come in, our book to bill ratio dropped below one in the June quarter for the first time in nine quarters. It appears the concerns over slowing economic growth and more normalized lead times are influencing customers to be cautious placing new orders. With operating margins at the high end of our target range and ROWC above our goal, we expect EM to continue to solidly grow economic profit.”

Avnet Technology Solutions Results

		Year-over-Year Growth Rates
	Q4 FY11	Reported	Pro forma
	Revenue	Revenue	Revenue
	(in millions)
Total	$2,950.4	41.2%	15.8%
Excluding FX (1)		35.0%	10.7%
Americas	$1,612.9	25.3%	13.4%
EMEA	$876.8	64.0%	7.6%
Excluding FX (1)		46.1%	-4.1%
Asia	$460.6	72.3%	48.2%

	Q4 FY11	Q4 FY10	Change
Operating Income	$67.5	$62.2	$5.3

Operating Income Margin	2.29%	2.98%	-69 bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.
•	Reported revenue grew 41.2% and pro forma revenue grew 15.8%
•	Industry standard servers (ISS), storage and software all grew over 60% year over year
•	Operating income increased 18% sequentially to $67.5 million
•	Operating income margin increased 20 basis points sequentially to 2.3%
Mr. Hamada further added, “Although sequential growth was at the high end of typical seasonality, stronger growth in Asia and the Americas was offset by continuing sluggish growth in EMEA. While ISS and storage continue to be the biggest drivers of year-over-year growth, we also saw double-digit, year-over-year growth in software, networking and services. Operating income dollars increased 18% sequentially to $68 million and operating profit margin improved 20 basis points to 2.3% with all three regions contributing to the improvement. While operating income margin was down year over year due primarily to the impact of acquisitions, TS Asia operating margin increased year over year for the third consecutive quarter. While multiple integrations and a tepid recovery in Europe presented unique challenges in fiscal 2011, the entire TS team stayed focused on profitable growth and we are confident that as we enter fiscal 2012, we are poised to continue improving our financial performance across the portfolio.”
Cash Flow
•	Cash flow from operations was $281 million for the quarter due to strong growth in profits and improved working capital velocity
•	Cash flow from operations for the full fiscal year was $278 million, inclusive of our investments in working capital to support strong pro forma sales growth of 17%
•	The Board of Directors authorized a $500 million share repurchase program
•	Cash and cash equivalents at the end of the quarter was $675 million; net debt (total debt less cash and cash equivalents) was $841 million
Ray Sadowski, Chief Financial Officer, stated, “As year-over-year growth rates slowed through fiscal 2011 after the strong V-shaped recovery, we generated significant cash flow from operations of $470 million in the second half of the fiscal year. Given the expectation for more moderate growth rates, the significant increase in Avnet’s business and our ability to consistently deliver returns within our target range, we expect to generate higher cash flow from operations than pre-recession levels. Consistent with our long-standing capital allocation strategy, this expectation of higher cash flow generation coupled with our strong liquidity position and the current valuation of our stock has led Avnet’s Board of Directors to approve a $500 million share repurchase program.”

Outlook For 1st Quarter of Fiscal 2012 Ending on October 1, 2011
•	EM sales are expected to be in the range of $3.75 billion to $4.05 billion and TS sales are expected to be between $2.50 billion and $2.80 billion
•	Reflected in the operating groups revenue guidance is an internal move of the Latin America computing components business from TS to EM, which occurred at the beginning of fiscal 2012
•	Consolidated sales are forecasted to be between $6.25 billion and $6.85 billion
•	Adjusted diluted earnings per share (“EPS”) is expected to be in the range of $0.90 to $0.98 per share
•	The EPS guidance assumes no share repurchases, a typical sequential SG&A increase for stock based compensation and a tax rate of 29% to 31%
The above EPS guidance does not include any potential restructuring charges or any charges related to acquisitions and post-closing integration activities. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the first quarter of fiscal 2012 is $1.44 to €1.00. This compares with an average exchange rate of $1.29 to €1.00 in the first quarter of fiscal 2011 and $1.44 to €1.00 in the fourth quarter of fiscal 2011.
Share Repurchase Program
The Board of Directors has approved the repurchase of up to an aggregate of $500 million of shares of the Company’s common stock through a share repurchase program. The Company plans to repurchase stock from time to time at the discretion of management in open market or privately negotiated transactions or otherwise, subject to applicable laws, regulations and approvals, strategic considerations, market conditions and other factors. The Company may terminate or limit the stock repurchase program at any time without prior notice.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Pro forma (Organic) Revenue section of this release). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.
Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).
•
ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

•
ROCE is defined as annualized tax affected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity (including the impact of restructuring, integration, impairment charges and other items) less cash and cash equivalents (“average capital”).

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of accounts receivable and inventory less accounts payable.
However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

Fiscal Year 2011

	Fourth Quarter Ended Fiscal 2011				Fiscal Year Ended Fiscal 2011
				Diluted				Diluted
	Op Income	Pre-tax	Net Income	EPS	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$267,178	$250,012	$238,830	$1.54	$929,979	$870,966	$669,069	$4.34
Restructuring, integration and other charges	7,297	7,297	5,812	0.04	88,428	88,428	63,838	0.41
Restructuring and purchase accounting credits	(3,573)	(3,573)	(2,519)	(0.02)	(11,252)	(11,252)	(7,669)	(0.05)

subtotal	3,724	3,724	3,293	0.02	77,176	77,176	56,169	0.36
Gain on bargain purchase and other	—	—	—	—	—	(22,715)	(25,720)	(0.17)
Net tax benefit	—	—	(52,726)	(0.34)	—	—	(32,901)	(0.21)

Total adjustments	3,724	3,724	(49,433)	(0.32)	77,176	54,461	(2,452)	(0.02)

Adjusted results	$270,902	$253,736	$189,397	$1.22	$1,007,155	$925,427	$666,617	$4.32

Items impacting the fourth quarter of 2011 consisted of the following (see the Notes to Consolidated Statements of Operations later in this release for further discussion):
•	restructuring, integration and other charges of $7.3 million pre-tax related to the integration of businesses acquired;
•	a credit of $3.6 million pre-tax related to the reversal of restructuring and purchase accounting reserves established in prior years; and
•	a net tax benefit of $52.7 million related primarily to the release of tax reserves against deferred tax assets that were determined to be realizable during the fourth quarter of fiscal 2011.
Items impacting the fiscal year 2011 consisted of the following (see the Notes to Consolidated Statements of Operations later in this release for further discussion):
•	restructuring, integration and other charges of $88.4 million pre-tax related to the acquisition and integration of businesses acquired during fiscal 2011;
•	a credit of $11.3 million pre-tax related to the reversal of restructuring and purchase accounting reserves established in prior years;
•	a gain on bargain purchase and other of $22.7 million pre-tax related primarily to the acquisition of a business in Japan; and
•
a net tax benefit of $32.9 million related primarily to the release of tax reserves against deferred tax assets that were determined to be realizable and, to a lesser extent, net favorable audit settlements, partially offset by changes to existing tax positions.

Fiscal Year 2010

	Fiscal Year Ended 2010
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$635,600	$585,083	$410,370	$2.68
Restructuring, integration and other	25,419	25,419	18,789	0.12
Gain on sale of assets	—	(8,751)	(5,370)	(0.03)
Net reduction in tax reserves	—	—	842	0.01

Total adjustments	25,419	16,668	14,261	0.09	(1)

Adjusted results	$661,019	$601,751	$424,631	$2.77

(1)	EPS does not foot due to rounding.

Items impacting the full fiscal year 2010 consisted of the following (see the Notes to Consolidated Statements of Operations later in this release for further discussion):
•
restructuring, integration and other charges of $25.4 million pre-tax, of which $18.9 million pre-tax related to the Company’s previously announced cost reduction actions and integration of businesses, $6.5 million pre-tax for a value-added tax exposure in Europe, $3.2 million of acquisition-related costs and a credit of $3.2 million related to the reversal of restructuring reserves established in prior periods;

•	a gain of $8.8 million pre-tax associated with the prior sale of its equity investment in Calence LLC; and
•	a net increase in taxes of $0.8 million related to adjustments for prior year tax returns and additional tax reserves, net of a benefit from a favorable income tax audit settlement.
Pro Forma (Organic) Revenue
Pro forma or Organic revenue is defined as reported revenue adjusted for (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2010; (ii) the impact of a divestiture by adjusting Avnet’s prior periods to exclude the sales of the business divested as if the divestiture had occurred at the beginning of the period presented; (iii) the impact of the extra week of sales in the prior year first quarter due to the “52/53 week” fiscal year; and (iv) the impact of the transfer of the existing embedded business from TS Americas to EM Americas that occurred in the first quarter of fiscal 2011, which did not have an impact to Avnet on a consolidated basis but did impact the pro forma sales for the groups by $98 million in the fourth quarter of fiscal 2010. Sales taking into account the combination of these adjustments is referred to as “pro forma sales” or “organic sales”.

		Acquisition /
	Revenue	Divested	Extra Week	Pro forma
	as Reported	Revenue	in Q1 FY10	Revenue
	(in thousands)
Q1 Fiscal 2011	$6,182,388	$(41,261)	$—	$6,141,127
Q2 Fiscal 2011	6,767,495	(102,385)	—	6,665,110
Q3 Fiscal 2011	6,672,404	—	—	6,672,404
Q4 Fiscal 2011	6,912,126	—	—	6,912,126

Fiscal year 2011	$26,534,413	$(143,646)	$—	$26,390,767

Q1 Fiscal 2010	$4,355,036	$884,224	$(417,780)	$4,821,480
Q2 Fiscal 2010	4,834,524	1,043,732	—	5,878,256
Q3 Fiscal 2010	4,756,786	987,295	—	5,744,081
Q4 Fiscal 2010	5,213,826	878,290	—	6,092,116

Fiscal year 2010	$19,160,172	$3,793,541	$(417,780)	$22,535,933

“Acquisition Revenue” as presented in the preceding table includes the acquisitions listed below. The preceding table also reflects the divestiture of New ProSys Corp. which occurred in January 2011.

Acquired Business	Operating Group	Acquisition Date
Vanda Group	TS	October 2009
Sunshine Joint Stock Company	TS	November 2009
PT Datamation	TS	April 2010
Servodata HP Division	TS	April 2010
Bell Microproducts Inc.	TS/EM	July 2010
Tallard Technologies	TS	July 2010
Unidux	EM	July 2010
Broadband	EM	October 2010
Eurotone	EM	October 2010
Center Cell	EM	November 2010
itX Group Ltd	TS	January 2011

ROWC, ROCE and WC Velocity
The following table presents the calculation for ROWC, ROCE and WC velocity.

			Q4 FY 11	Q4 FY 10	FY11

Sales			6,912,126	5,213,826	26,534,413
Sales, annualized	(a	)	27,648,504	20,855,304	26,534,413

Adjusted operating income (1)			270,902	217,093	1,007,154
Adjusted operating income, annualized	(b	)	1,083,608	868,372	1,007,154
Adjusted effective tax rate (2)			27.97%	29.43%	27.97%
Adjusted operating income, net after tax	(c	)	780,523	612,810	725,453

Average monthly working capital (3)
Accounts receivable			4,670,043	3,360,251	4,415,117
Inventory			2,625,227	1,778,694	2,518,625
Accounts payable			(3,338,386)	(2,495,091)	(3,230,797)

Average working capital	(d	)	3,956,884	2,643,854	3,702,945

Average monthly total capital (3)	(e	)	5,013,072	3,341,186	4,698,842

ROWC = (b) / (d)			27.39%	32.84%	27.20%
WC Velocity = (a) / (d)			6.99	7.89	7.17
ROCE = (c ) / (e)			15.57%	18.34%	15.44%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information Section.

(2)
Adjusted effective tax rate is based upon a year-to-date calculation excluding restructuring, integration and other charges and tax adjustments as described in the reconcilation to GAAP amounts in this Non-GAAP Financial Information Section.

(3)	For averaging purposes, the working capital and total capital for Bell Micro was included as of the beginning of fiscal 2011.
Teleconference Webcast and Upcoming Events

Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 Company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended July 2, 2011, Avnet generated revenue of $26.5 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:

Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED
	JULY 2,	JULY 3,
	2011 *	2010

Sales	$6,912.1	$5,213.8

Income before income taxes	250.0	200.2

Net income	238.8	141.1

Net income per share:
Basic	$1.56	$0.93
Diluted	$1.54	$0.92

	FISCAL YEARS ENDED
	JULY 2,	JULY 3,
	2011 *	2010 *

Sales	$26,534.4	$19,160.2

Income before income taxes	871.0	585.1

Net income	669.1	410.4

Net income per share:
Basic	$4.39	$2.71
Diluted	$4.34	$2.68

*	See Notes to Consolidated Statements of Operations on Page 16.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JULY 2,	JULY 3,	JULY 2,	JULY 3,
	2011 *	2010	2011 *	2010 *

Sales	$6,912,126	$5,213,826	$26,534,413	$19,160,172
Cost of sales	6,087,275	4,568,024	23,426,608	16,879,955

Gross profit	824,851	645,802	3,107,805	2,280,217

Selling, general and administrative expenses	553,949	428,709	2,100,650	1,619,198
Restructuring, integration and other charges (Note 1 *)	3,724	—	77,176	25,419

Operating income	267,178	217,093	929,979	635,600

Other income (expense), net	5,456	(1,101)	10,724	2,480
Interest expense	(22,622)	(15,823)	(92,452)	(61,748)
Gain on sale of assets (Note 2 *)	—	—	—	8,751
Gain on bargain purchase and other (Note 3 *)	—	—	22,715	—

Income before income taxes	250,012	200,169	870,966	585,083

Income tax provision (Note 4 *)	11,182	59,050	201,897	174,713

Net income	$238,830	$141,119	$669,069	$410,370

Net earnings per share:
Basic	$1.56	$0.93	$4.39	$2.71

Diluted	$1.54	$0.92	$4.34	$2.68

Shares used to compute earnings per share:
Basic	152,923	151,958	152,481	151,629

Diluted	154,833	153,576	154,337	153,093

*	See Notes to Consolidated Statements of Operations on Page 16.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	JULY 2,	JULY 3,
	2011	2010

Assets:
Current assets:
Cash and cash equivalents	$675,334	$1,092,102
Receivables, net	4,764,293	3,574,541
Inventories	2,596,470	1,812,766
Prepaid and other current assets	191,110	150,759

Total current assets	8,227,207	6,630,168
Property, plant and equipment, net	419,173	302,583
Goodwill	885,072	566,309
Other assets	374,117	283,322

Total assets	9,905,569	7,782,382

Less liabilities:
Current liabilities:
Borrowings due within one year	243,079	36,549
Accounts payable	3,561,632	2,862,290
Accrued expenses and other	673,017	540,776

Total current liabilities	4,477,728	3,439,615
Long-term debt	1,273,509	1,243,681
Other long-term liabilities	98,262	89,969

Total liabilities	5,849,499	4,773,265

Shareholders’ equity	$4,056,070	$3,009,117

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FISCAL YEARS ENDED
	JULY 2,	JULY 3,
	2011	2010
Cash flows from operating activities:

Net income	$669,069	$410,370

Non-cash and other reconciling items:
Depreciation and amortization	81,389	60,643
Deferred income taxes	15,966	46,424
Stock-based compensation	28,931	28,363
Gain on sale of assets	—	(8,751)
Gain on bargain purchase and other	(22,715)	—
Other, net	56,846	15,385

Changes in (net of effects from businesses acquired):
Receivables	(421,457)	(1,070,302)
Inventories	(321,939)	(459,917)
Accounts payable	165,185	963,332
Accrued expenses and other, net	26,804	(15,962)

Net cash flows provided by (used for) operating activities	278,079	(30,415)

Cash flows from financing activities:
Borrowings under accounts receivable securitization program, net	160,000	—
Issuance of notes in a public offering, net of issuance costs	—	296,469
Repayment of notes	(109,600)	—
Proceeds from (repayment of) bank debt, net	1,644	(1,732)
Proceeds from (repayment of) other debt, net	7,238	(2,803)
Other, net	3,930	4,838

Net cash flows provided by financing activities	63,212	296,772

Cash flows from investing activities:
Purchases of property, plant, and equipment	(148,707)	(66,888)
Cash proceeds from sales of property, plant and equipment	10,621	12,015
Acquisitions of operations, net of cash acquired	(690,997)	(69,333)
Cash proceeds from divestitures	19,108	11,785

Net cash flows used for investing activities	(809,975)	(112,421)

Effect of exchange rates on cash and cash equivalents	51,916	(5,755)

Cash and cash equivalents:
- (decrease) increase	(416,768)	148,181
- at beginning of period	1,092,102	943,921

- at end of period	$675,334	$1,092,102

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JULY 2,	JULY 3,	JULY 2,	JULY 3,
	2011	2010	2011	2010
SALES:

Electronics Marketing	$3,961.7	$3,124.9	$15,066.2	$10,966.8

Technology Solutions	2,950.4	2,088.9	11,468.2	8,193.4

Consolidated	$6,912.1	$5,213.8	$26,534.4	$19,160.2

OPERATING INCOME:

Electronics Marketing	$232.2	$173.8	$832.5	$491.6

Technology Solutions	67.5	62.2	286.7	251.7

Corporate	(28.8)	(18.9)	(112.0)	(82.3)

	270.9	217.1	1,007.2	661.0

Restructuring, integration and other charges	(3.7)	—	(77.2)	(25.4)

Consolidated	$267.2	$217.1	$930.0	$635.6

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
FOURTH QUARTER AND FISCAL YEAR 2011
(1) The results for the fourth quarter of fiscal 2011 included restructuring, integration and other charges which totaled $7,297,000 pre-tax, $5,812,000 after tax and $0.04 per share on a diluted basis and were incurred primarily in connection with the acquisitions and integrations of acquired businesses. The charges included restructuring charges consisting of severance of $5,223,000 pre-tax and facility exit related costs, fixed asset write downs and related costs of $1,071,000 pre-tax which were incurred primarily as a result of the integration activities associated with the acquisitions. Integration costs of $1,003,000 pre-tax included professional fees associated with legal and IT consulting, facility moving costs, travel, meeting, marketing and communication costs that were incrementally incurred as a result of the integration activity. The Company also recorded a credit of $3,573,000 pre-tax related to (i) the reversal of restructuring reserves established in prior years that were determined to be no longer required and (ii) the reversal of exit-related reserves originally established through goodwill in prior year which were determined to be no longer required and were credited to restructuring, integration and other charges because the associated goodwill was impaired in fiscal 2009.
Results for the full fiscal year 2011 included restructuring, integration and other charges which totaled $88,428,000 pre-tax, $63,838,000 after tax and $0.41 per share on a diluted basis and consisted of $28,584,000 pre-tax for severance, $17,331,000 pre-tax for facilities related costs, fixed asset write downs and related costs, $25,068,000 pre-tax for integration costs, $15,597,000 pre-tax for transactions costs associated with acquisitions and $1,848,000 of other charges. Integration costs included incremental salary and associated employee benefit costs, primarily of the acquired businesses’ personnel who were retained by Avnet for extended periods following the close of the acquisitions solely to assist in the integration of the acquired business’ IT systems and administrative and logistics operations into those of Avnet. These identified personnel have no other meaningful day-to-day operational responsibilities outside of the integration effort. Transaction costs consisted primarily of broker fees, professional fees for legal and accounting due diligence and related costs. In addition, the Company recorded a credit of $11,252,000 pre-tax, $7,669,000 after tax and $0.05 per share on a diluted basis primarily related to the reversal of restructuring reserves established in prior years, the reversal of exit-related reserves established through goodwill (as discussed above) and the release of liabilities associated with a prior acquisition.
Results for the full fiscal year 2010 included restructuring, integration and other charges which totaled $25,419,000 pre-tax, $18,789,000 after tax and $0.12 per share on a diluted basis. Restructuring costs of $15,991,000 pre-tax related to the remaining cost reductions that began in fiscal 2009 and consisted of severance, facility exit costs and fixed asset write-downs associated with the exited facilities. The Company also recognized $2,931,000 of integration costs associated with acquired businesses, $6,477,000 pre-tax for a value-added tax exposure in Europe related to an audit of prior years, $3,261,000 of other charges including acquisition-related costs and a credit of $3,241,000 related to the reversal of restructuring reserves established in prior periods.

(2) The Company recognized a gain on the sale of assets amounting to $8,751,000 pre-tax, $5,370,000 after tax and $0.03 per share on a diluted basis for the full fiscal year 2010 as a result of certain earn-out provisions associated with the sale of the Company’s prior equity investment in Calence LLC.
(3) During fiscal 2011, the Company recognized a gain on bargain purchase and other of $22,715,000 pre-tax, $25,720,000 after tax and $0.17 per share on a diluted basis. During the first quarter of fiscal 2011, the Company acquired Unidux, Inc., a Japanese publicly traded electronics component distributor, through a tender offer. Even though the purchase price per share offered by Avnet, Inc. was below book value, it represented a premium to the trading levels at that time and 95% of the Unidux shareholders tendered their shares. After evaluating all assets acquired and liabilities assumed, the consideration paid was below the fair value of the acquired net assets and, as a result, the Company recognized a gain on bargain purchase of $30,990,000 pre- and after tax, and $0.20 per share on a diluted basis. In addition, the Company recognized other charges of $8,275,000 pre-tax, $5,271,000 after tax and $0.03 per share on a diluted basis primarily related to a loss on investments of $6,308,000 pre-tax and the write down of $1,967,000 pre-tax related to two buildings in EMEA.
(4) During fiscal 2011, the Company’s effective tax rate was impacted by the release of a tax reserve (valuation allowance) on certain deferred tax assets that were determined to be realizable as discussed further below, and, to a lesser extent, net favorable tax audit settlements, partially offset by changes to existing tax positions. The net tax benefit for the fourth quarter was $52,726,000 and $0.34 per share on a diluted basis and $32,901,000 and $0.21 per share on a diluted basis for the full fiscal year.
Prior to fiscal 2011, the Company had a full reserve against significant tax assets related to a legal entity in EMEA due to, among several other factors, a history of losses in that entity. Recently, the legal entity has been experiencing improved earnings which has required the partial release of the reserve to the extent the entity had taxable income during each of the first three quarters of fiscal 2011 and, therefore, positively impacted (decreased) the Company’s effective tax rate. During the fourth quarter of fiscal 2011, the Company determined a portion of the tax reserve related to this entity was no longer required due to the expected continuation of improved earnings in the future and, as a result, the Company’s effective tax rate was positively impacted (decreased) upon the release of the tax reserve. The Company will continue to evaluate the need for a reserve against the tax assets associated with this legal entity and may release additional reserves in the future.